                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                   FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               October 24, 2001
                Date of Report (Date of earliest event reported)




                              Thoratec Corporation
             (Exact Name of Registrant as Specified in its Charter)
              -----------------------------------------------------


         CALIFORNIA                  1-8145                   94-2340464
      (State or other      (Commission File Number)        (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
       Incorporation)


                    ----------------------------------------

                              6035 STONERIDGE DRIVE
                          PLEASANTON, CALIFORNIA 94588


                    (Address of Principal Executive Offices)
                                   (Zip Code)



       Registrant's telephone number, including area code: (925) 847-8600


              -----------------------------------------------------

                                EXPLANATORY NOTE

      This Current Report on Form 8K is filed for the purpose of filing financial statements.

ITEM 5. OTHER EVENTS.

      We are filing updated unaudited pro forma combined condensed statements of operations for the year ended December 30, 2000 and for the nine months ended September 30, 2001.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (b)   Pro Forma Financial Information (see below).

      (c)   Exhibits

            None

                          UNAUDITED PRO FORMA COMBINED
                     CONDENSED FINANCIAL STATEMENT OVERVIEW


OVERVIEW

    Thoratec Corporation ("Thoratec" or "Our Company") is a leading manufacturer of circulatory support products for use by patients with congestive heart failure, or CHF. According to the American Heart Association, 4.7 million patients in the United States suffer from CHF and an additional 550,000 patients are diagnosed with this disease annually. We were the first company to receive FDA approval to commercially market a ventricular assist device, or VAD, to treat patients with late-stage heart failure, which comprises approximately 5% of the CHF patient population. Our VADs are used primarily by these CHF patients to perform some or all of the pumping function of the heart and we currently offer the widest range of products to serve this market. We believe that our long-standing reputation for quality and innovation and our excellent relationships with leading cardiovascular surgeons worldwide position us to capture growth opportunities in the expanding congestive heart failure market. We also develop and sell products that are used by physicians and hospitals for vascular and diagnostic applications that include vascular grafts, blood coagulation testing devices and skin incision devices. We conduct business both domestically and internationally.

MERGER WITH THERMO CARDIOSYSTEMS

    On February 14, 2001, we completed our merger with Thermo Cardiosystems, Inc. ("TCA"). Pursuant to the merger agreement between us and TCA dated October 3, 2000, we issued 32,226,074 shares of common stock to the shareholders of TCA in exchange for all the outstanding common stock of TCA (38,594,281 shares outstanding as of February 14, 2001) at an exchange ratio of 0.835 shares of Thoratec stock for each share of TCA stock. Immediately following the transaction, TCA's former shareholders owned 59% of our then outstanding common stock and our former shareholders owned the remaining shares of our common stock. Thermo Electron Corporation, the majority shareholder of TCA prior to the merger, received 19,312,959 shares of the 32,226,074 newly issued shares. Immediately following the merger, Thermo Electron owned 35% of our then outstanding common stock. Pursuant to the terms of a Registration Rights Agreement between us and Thermo Electron dated October 3, 2000, we filed a Registration Statement on Form S-3 with the SEC, which we amended on June 15, 2001, to register for resale 4,828,240 shares of our common stock held by Thermo Electron. Subsequent to this filing, Thermo Electron sold substantially all of the 4,828,240 registered shares. As of September 29, 2001, Thermo Electron owned 14,560,544 of our shares, representing approximately 26% of our total outstanding shares.

    The merger with TCA was accounted for under the purchase method of accounting and was treated as a reverse acquisition because the shareholders of TCA owned the majority of our common stock after the merger. TCA was deemed the acquiror for accounting and financial reporting purposes.

       Due to the reverse acquisition, our assets and liabilities were recorded based upon estimated fair values at the date of acquisition. As of September 29, 2001, approximately $309.5 million of the purchase price of $346.2 million has been allocated to goodwill and other purchased intangible assets. As a result of the merger, $76.9 million relating to in-process research and development has been expensed upon completion of the merger. The goodwill and other intangibles will be amortized over estimated useful lives of six to twenty years until we adopt Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires companies to cease amortizing goodwill and also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We will adopt SFAS No. 142 at the beginning of fiscal year 2002 and we will stop amortizing goodwill and will begin testing goodwill for impairment under the new standard. If an impairment occurs, such impairment could harm our future results of operations.


     The following tables set forth certain historical financial information of Thoratec and TCA on an unaudited pro forma basis after giving effect to the merger as a reverse acquisition. The accompanying unaudited pro forma combined condensed statements of operations present (i) the consolidated results of operations of TCA for the fiscal year ended December 30, 2000 combined with the consolidated results of operations of Thoratec for the fiscal year ended December 30, 2000, and (ii) the unaudited consolidated results of operations for Thoratec for the pre-merger period from December 31, 2000 through February 13, 2001, combined with the unaudited consolidated results of operations for the nine months ended September 29, 2001, which includes the results of operations for the full nine months of TCA and the results of operations of Thoratec for the post-merger period from February 14, 2001 through September 29, 2001. The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented.

     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the future results of operations of Thoratec after the merger or of the results of operations of Thoratec that would have actually occurred had the merger been effected as of the dates described above.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the financial statements and accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" we filed with the SEC on Form 10-K on March 29, 2001, the fiscal 2000 consolidated financial statements of TCA filed with the SEC on Form 8-K/A on March 30, 2001, the interim consolidated financial statements of Thoratec filed with the SEC on Forms 10-Q on May 14, 2001 and August 13, 2001, the interim consolidated financial statements of TCA filed with the SEC on Form 10-Q on November 9, 2000 and our other filings made with the SEC. Certain reclassifications have been made to the financial statements previously filed with the SEC to conform to current practice.


                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 2000
                      (in thousands, except per share data)

                                                                                           PRO FORMA           COMBINED
                                                                  TCA        THORATEC     ADJUSTMENTS          PRO FORMA
                                                              -----------    --------     -----------          ---------
Product sales                                                   $83,396      $ 30,429       $     --           $ 113,825
Cost of product sales                                            34,830        10,919             49(1)           45,798
                                                                -------      --------       --------           ---------
Gross profit                                                     48,566        19,510            (49)             68,027
                                                                -------      --------       --------           ---------
Operating expenses:
  Research and development                                       16,190         7,245             19(1)           23,454
  Selling, general and administrative                            23,587        10,969             24(1)           34,580
  Amortization of goodwill and purchased intangible assets           --            --         17,884(2)           17,884
  Merger, restructuring and other costs                           1,831         4,169             --               6,000
                                                                -------      --------       --------           ---------
   Total operating expenses                                      41,608        22,383         17,927              81,918
                                                                -------      --------       --------           ---------

Other operating income                                               --           614           (283)(3)             331
                                                                -------      --------       --------           ---------
Income (loss) from operations                                     6,958        (2,259)       (18,259)            (13,560)

Interest and other income - net                                   5,005           713              1               5,719
                                                                -------      --------       --------           ---------

Income (loss) before taxes and extraordinary item                11,963        (1,546)       (18,258)             (7,841)

Income tax expense (benefit)                                      4,630           183         (4,313)(4)             500
                                                                -------      --------       --------           ---------
Income (loss) before extraordinary item                         $ 7,333      $ (1,729)      $(13,945)          $  (8,341)
                                                                =======      ========       ========           =========

Basic and Diluted Earnings (loss) Per Share
  before Extraordinary Item                                     $  0.19      $  (0.08)                         $   (0.15)

Weighted Average Shares:
   Basic and Diluted                                             38,555        21,831         (6,362)(7)          54,024

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001
                      (in thousands, except per share data)




                                                                  THORATEC
                                                                    FROM              NINE MONTHS
                                                              DECEMBER 31, 2000          ENDED
                                                                   THROUGH             SEPTEMBER       PRO FORMA      COMBINED
                                                              FEBRUARY 13, 2001          2001(7)      ADJUSTMENTS     PRO FORMA
                                                             -------------------     -------------   ------------   ------------
Product sales                                                       $  3,524            $ 78,363                      $ 81,887
Cost of product sales                                                  1,424              36,288            7 (1)       37,719
                                                                    --------            --------      -------         --------
Gross profit                                                           2,100              42,075           (7)          44,168
                                                                    --------            --------      -------         --------
Operating expenses:
  Research and development                                             1,001              16,964            3 (1)       17,968
  Selling, general and administrative                                  1,648              23,986            3 (1)       25,637
  Amortization of goodwill and purchased intangible assets                 -              11,346        2,204 (6)       13,550
  In-process research and development                                      -              76,858            -           76,858
  Merger and restructuring costs                                       1,334               6,555            -            7,889
                                                                    --------            --------      -------         --------
   Total operating expenses                                            3,983             135,709        2,210          141,902
                                                                    --------            --------      -------         --------
Loss from operations                                                  (1,883)            (93,634)      (2,217)         (97,734)
Interest and other income -- net                                         290               2,282         (101)(7)        2,471
                                                                    --------            --------      -------         --------
Loss before taxes and extraordinary item                              (1,593)            (91,352)      (2,318)         (95,263)

Income tax benefit                                                      (875)             (3,100)                       (3,975)
                                                                    --------            --------      -------         --------
Loss before extraordinary item                                      $   (718)           $(88,252)     $(2,318)        $(91,288)
                                                                    ========            ========      =======         ========

Basic and Diluted Loss Per Share
  before Extraordinary Item                                         $  (0.03)           $  (1.72)                     $  (1.67)

Weighted Average Shares:
   Basic & Diluted                                                    22,431              51,169      (18,801)(8)       54,799

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


     The merger has been treated as a reverse acquisition purchase in which TCA is treated as the acquirer of Thoratec for financial accounting purposes. Under that method, the fair market value of the outstanding Thoratec common stock, determined using volume-weighted average stock trading prices beginning two days before and ending two days after the announcement of the merger, is used to establish the purchase price for accounting purposes.

     The unaudited pro forma combined condensed statements of operations are not necessarily indicative of the operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of future operating results of the combined companies. The unaudited pro forma combined condensed financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.

The fair values of Thoratec's net assets have been estimated for purposes of allocating the purchase price. The purchase price and allocation of purchase price as of September 29, 2001 are summarized as follows:

Purchase price:
   Common stock................................................................. $ 306,889
   Stock options................................................................    33,524
   Transaction costs............................................................     5,780
                                                                                 ---------
      Total purchase price...................................................... $ 346,193
                                                                                 =========
Allocation of purchase price:
   Tangible assets acquired (primarily cash and short-term investments, receivables, inventory, and equipment and improvements).................... $  41,018
   Fair market valuation of property lease......................................     2,285
   Deferred tax asset...........................................................     4,332
   Deferred compensation........................................................       841
   Intangible net assets acquired:
     Patents, trademarks and trade names, purchased technology and
     assembled workforce........................................................   209,572
     Goodwill...................................................................    99,940
   In-process research and development..........................................    76,858
   Liabilities assumed..........................................................   (11,260)
   Deferred tax liability.......................................................   (77,393)
                                                                                 ---------
     Total...................................................................... $ 346,193
                                                                                 =========


IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with the merger, approximately $77 million of the purchase price was allocated to in-process research and development or IPR&D.

      The fair value assigned to purchased IPR&D was estimated by discounting to present value the cash flows expected to result from each Thoratec research and development project once it has reached technological feasibility. A discount rate consistent with the risks of each such project was used to estimate the present value of cash flows. In estimating future cash flows, consideration was given to other tangible and intangible assets required for the successful development of the technology resulting from each purchased IPR&D project and future cash flows adjusted for a charge reflecting the contribution of these assets to each project. The estimated future cash flows resulting from IPR&D were further adjusted for the contribution of

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS -- (CONTINUED)

core and current technology to the value of each purchased IPR&D project. Based upon these cash flows the value assigned to purchased research and development was the amount attributable to the efforts of Thoratec up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation by multiplying the estimated present value of future cash flows excluding costs of completion by the percentage of completion of each purchased research and development project at the time of acquisition.

     The nature of the efforts to develop the purchased IPR&D into commercially viable products principally relates to the completion or acceleration of existing development programs, including the required completion of several phases of clinical trials and the expenditure of those general and administrative costs necessary to manage the projects and trials. Assuming the approval of such products by the FDA, costs related to the full-scale manufacturing, distribution and marketing of the products are included in the cash flow projection upon which the IPR&D value is based. The resulting net cash flows from such projects were based on Thoratec's estimates of revenues, cost of sales, research and development costs, sales and marketing, general and administrative, and the anticipated income tax effect.

     The discounting of net cash flows back to their present value is based on a discount derived in part from the weighted average cost of capital for Thoratec and from comparable rates of return for similar technologies. The discount rates used in discounting the net cash flows from purchased in-process research and development projects ranged from 42% to 55%. These discount rates are higher than the implied overall rate of return on the Thoratec acquisition due to the inherent uncertainties surrounding the successful development of the IPR&D.

      The forecast data employed in the analyses were based upon product level forecast information obtained by Thoratec from numerous internal and external sources. Thoratec management has reviewed and challenged the forecast data and related assumptions and has used the information in calculating IPR&D. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, Thoratec believes the forecast data and assumptions to be reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on the future financial condition and results of operations of Thoratec after the merger.

      In the allocation of purchase price to the IPR&D, the concept of alternative future use was specifically considered for each of the programs under development. The acquired IPR&D consists of Thoratec's completed work on each of the identified programs at the time of acquisition. The programs are each very specific to the disease condition and market for which they are intended. There are no identified alternative uses for the in-process programs if the programs fail in clinical trials or are otherwise deemed unfeasible. The development effort for the acquired IPR&D does not possess an alternative future use for Thoratec after the merger as defined by generally accepted accounting principles.

     Set out below is a brief description of IPR&D projects including an estimate of when Thoratec believes it may realize revenues from the sale of these products in the respective application.

      PVAD (Discharge and Therapeutic Recovery)

      PVAD is a paracorporeal ventricular assist device intended to be used to support patients before and after hospital discharge, as a bridge-to-transplant or as a bridge-to-recovery for patients undergoing open-heart surgery or suffering from acute cardiac failure or various infections. Thoratec has undertaken to participate in a series of clinical studies and trials designed to demonstrate the system's role as a support or alternative to transplant. Clinical trials are scheduled to begin in 2001 for these various indications.

      Future costs for these programs were estimated as of the date of the merger at approximately $2.3 million. Discount rates of 42% to 48% were applied to the estimated cash flows associated with these programs. After the date of the merger, as of September 29, 2001, $107,000 has been spent associated with these programs.

      TLC-II Driver

      The TLC-II driver is a lightweight portable pneumatic drive unit for use with Thoratec's VAD pump, promoting greater patient mobility and self-care. Subsequent to the date of the merger, Thoratec has received FDA approval to market this product in the U.S.

      The future costs of this program were estimated as of the date of the merger to be approximately $1.2 million. A discount rate of 42% was applied to these estimated cash flows. After the date of the merger, as of September 29, 2001, $327,000 has been spent associated with this product.

      IVAD and MVAD

      The implantable VAD, or IVAD, is a ventricular assist device intended to provide the option for implantation within the body. Thoratec has obtained conditional approval to start clinical trials in the U.S. and estimates that approval for the commercial sale of the product in the U.S. will be received in 2002.

      The muscle-powered implantable VAD, or MVAD, is a ventricular assist device intended to hydraulically power a VAD pump. Thoratec is developing working prototypes and conducting animal studies, and estimates that approval to market this device in the U.S. will be obtained in 2010.

      The future costs of these programs as of the date of the merger were estimated to be approximately $2.5 million for the IVAD and $6.4 million for the MVAD. Discount rate of 45% to 55% were applied to these estimated cash flows. After the date of the merger, as of September 29, 2001, $34,000 has been spent associated with the IVAD program and $529,000 associated with the MVAD program.

  Aria

      The Aria graft is a small diameter prosthetic graft for use in coronary artery bypass surgery. The graft is currently in clinical trials. Product launch is anticipated in the U.S. in 2003.

      The future costs of this program as of the date of the merger were estimated to be approximately $4.7 million. A discount rate of 48% was applied to these estimated cash flows. After the date of the merger, as of September 29, 2001, $271,000 has been spent associated with this program.


      The Thoratec research and development programs currently in process were valued as follows:

PVAD (Discharge and Therapeutic recovery)...................        $12,211
TLC-II......................................................          1,742
IVAD........................................................          1,034
Aria Graft..................................................         61,871
                                                                    -------
                                                                    $76,858
                                                                    =======

   ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


     The adjustments to the unaudited pro forma combined condensed statements of operations for the year ended December 30, 2000 and for the nine months ended September 29, 2001 in connection with the merger are presented below:


  (1) Allocation of depreciation expense related to the fair value adjustments of Thoratec's property lease and tangible property, plant and equipment (depreciation periods from 3 to 11 years)

  (2)   Adjustments to amortization of goodwill and other intangible assets:
        Amortization of trademarks, tradenames and purchased technology
        (amortization period 20 years)............................................   $ 9,183
        Amortization of patents (amortization period 8 years).....................     2,912
        Amortization of assembled workforce (amortization period 6 years).........       435
        Amortization of goodwill (amortization period 20 years)...................     4,997
        Amortization of deferred compensation.....................................       357
                                                                                     -------
                                                                                     $17,884
                                                                                     =======

  (3) To eliminate amortization of deferred distributor revenue as all of Thoratec's deferred revenues are eliminated as of the date of the merger in purchase accounting

  (4)   Adjustment to provision (benefit) for income taxes:
        Record tax provision for Thoratec due to change in valuation allowance on
        deferred tax asset........................................................   $   677
        Record deferred tax benefit related to amortization of intangible
        assets....................................................................   $(4,990)
                                                                                     -------
                                                                                     $(4,313)
                                                                                     =======

  (5) The column labeled Nine Months Ended September 2001 contains the unaudited consolidated financial results of operations for Thoratec for the post merger period from February 14, 2001 through September 29, 2001, combined with the unaudited financial results of operations for Cardiosystems for the full nine months ended September 29, 2001.

  (6)   Adjustments to amortization of goodwill and other intangible assets:
        Amortization of trademarks, tradenames and purchased technology
        (amortization period of 20 years).........................................   $ 1,148
        Amortization of patents (amortization period 8 years).....................       364
        Amortization of assembled workforce (amortization period 6 years).........        54
        Amortization of goodwill (amortization period 20 years)...................       625
        Amortization of deferred compensation.....................................        13
                                                                                     -------
                                                                                     $ 2,204
                                                                                     =======

   ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                    (cont'd)


  (7) To eliminate amortization of deferred distributor revenue as all of Thoratec's deferred revenues are eliminated as of the date of the merger in purchase accounting

   ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                    (cont'd)


  (8) The pro forma per share net income (loss) before extraordinary item is computed by dividing the pro forma net income (loss) before extraordinary item by the pro forma weighted average number of shares outstanding, assuming Thoratec and Cardiosystems had merged at the beginning of the earliest period presented.

        The pro forma weighted average number of shares outstanding, and required pro forma adjustment to the weighted shares outstanding, are calculated as follows for the year ended December 30, 2000 and the nine months ended September 29, 2001. No effect has been given to outstanding options because they would have an anti-dilutive effect on earnings per share.




                                                                 BASIC and
                                                                  DILUTED
                                                                 ---------
For the year ended December 30, 2000:
Cardiosystems weighted average shares                             38,555
Multiplied by exchange ratio of 0.835                              0.835
                                                                  ------

Equivalent Thoratec shares                                        32,193
Add Thoratec weighted average shares                              21,831
                                                                  ------
Pro forma combined weighted average shares outstanding            54,024
Less combined weighted average shares before exchange
  ratio effects                                                   60,386
                                                                  ------

Required pro forma adjustment                                     (6,362)
                                                                  ======

                                                                 BASIC and
                                                                  DILUTED
                                                                 ---------
Weighted average shares outstanding for Thoratec for
the pre-merger period                                             22,431

Combined weighted average shares outstanding for the
full nine months of Cardiosystems and the post-merger
period for Thoratec                                               51,169
                                                                 -------
                                                                  76,600

Pro forma combined weighted average shares outstanding            54,799
                                                                 -------
Required pro forma adjustment                                    (18,801)
                                                                 =======

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        THORATEC CORPORATION



                                        By: /s/ D. Keith Grossman
                                        ----------------------------------------
                                        D. Keith Grossman
                                        President and Chief Executive Officer

Date:  October 24, 2001